Exhibit 10.1

DIGITAL WORLD ACQUISITION CORP.

$[        ] MILLION CONVERTIBLE PROMISSORY NOTE

Summary of Terms and Conditions

This Summary of Terms and Conditions (this “Convertible Promissory Note Term Sheet”) describes, on a preliminary, indicative, non-binding and summary-level basis, certain terms and conditions applicable to the Convertible Promissory Note described below, but this Convertible Promissory Note Term Sheet does not reflect or purport to describe all of the terms and conditions of the Convertible Promissory Note, which shall, notwithstanding anything herein, be required to be satisfactory to the Issuer. Capitalized terms used but not defined in this Convertible Promissory Notes Term Sheet shall have the meanings ascribed to such terms in the Convertible Promissory Note to which this document relates.

Issuer:	Digital World Acquisition Corp. (the “Issuer” and the “Company”).

Convertible Promissory Notes:	$[ ] million aggregate principal amount of convertible notes (the “Convertible Promissory Notes”).

Payee:	The Convertible Promissory Notes will be issued to [ ].

Issue Date:	[ ] (the “Issue Date”).

Maturity Date:	The principal balance of the Convertible Promissory Note shall be payable by the Company on the earlier to occur of: (i) the date on which the Company consummates its initial business combination (the “Business Combination”) and (ii) the date that the winding up of the Company is effective (such date, the “Maturity Date”). The principal balance may be prepaid at any time, at the election of the Company, without premium or penalty.

Use of Proceeds:	To pay costs and expenses in connection with completing the Business Combination.

Class A Common Stock:	The Class A common stock, par value $0.0001 per share, of the Company.

Drawdown Request:	The principal of the Convertible Promissory Note may be drawn down from time to time prior to the Maturity Date, upon written request from the Company to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand Dollars ($10,000) unless agreed upon by the Company and Payee.

Conversion:	Payee may elect to convert all or a portion of the unpaid principal balance of the Convertible Promissory Note into that number of units, each unit consisting of one share of Common Stock and one-half of one warrant of the Company (the “Conversion Units”), equivalent to (A) the portion of the principal amount of the Convertible Promissory Note being converted, divided by (B) $8.00, rounded up to the nearest whole number of Conversion Units. The unpaid principal balance of the Convertible Promissory Note is convertible at any time on or prior to the Maturity Date upon the approvals of: (x) holders of a majority of the voting power of common stock of the Company; and (y) to the extent required, the requisite number of institutional investors, with which Company entered into certain securities purchase agreements on December 4, 2021 (the “SPAs”), pursuant to the terms and conditions set forth in such SPAs.

Conversion Price:	$8.00, rounded up to the nearest whole number of Conversion Units.

Interest:	The Convertible Promissory Notes shall not accrue interest.

Events of Default:	The following shall constitute an event of default (“Event of Default”): (a) failure by the Company to pay the principal amount due pursuant to the Convertible Promissory Note within seven (7) business days after the Maturity Date; or (b) the commencement by the Company of a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law.

Registration rights:	Payee shall be entitled to one Demand Registration (as defined in the Registration Rights Agreement) with respect to the Conversion Units, which shall be subject to the same provisions as set forth in Section 2.1 of the Registration Rights Agreement, as amended from time to time, dated as of September 2, 2021 between the Company and the parties thereto(the “Registration Rights Agreement”). Payee shall also be entitled to include the Conversion Units and their underlying securities in Piggyback Registrations (as defined in the Registration Rights Agreement), which shall be subject to the same provisions as set forth in Section 2.2 of the Registration Rights Agreement; provided, however, that in the event that an underwriter advises the Company that the Maximum Number of Securities (as defined in the Registration Rights Agreement) has been exceeded with respect to a Piggyback Registration, Payee shall not have any priority for inclusion in such Piggyback Registration. Except as set forth above, the Payee and the Company, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement.

Governing Law:	The Convertible Promissory Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

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